Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Paramount Global (f/k/a ViacomCBS Inc.) on Form S-8 [File No. 333-235366] of our report dated March 28, 2022, with respect to our audits of the financial statements of Viacom 401(k) Plan as of September 30, 2021, and December 31, 2020 and for the nine months ended September 30, 2021 appearing in the Annual Report on Form 11-K of Viacom 401(k) Plan for the nine months ended September 30, 2021.

/s/ Marcum LLP

Marcum LLP
Melville, NY
March 28, 2022